Exhibit 14.1

MCGRATH RENTCORP

CODE

OF

BUSINESS CONDUCT AND ETHICS

(Amended and Restated by the Board of Directors on February 2, 2007)

i

MCGRATH RENTCORP

CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of McGrath RentCorp (“McGrath” or the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the countries in which it does business. This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees and to its non-employee directors. Employees include the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”). This Code is both the Company’s “Code of Ethics” as defined in Item 406 of Regulation S-K and the Company’s Code of Conduct required under the Market Place Rules of the Nasdaq Global Markets. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this Code; and

•	accountability for adherence to this Code.

McGrath has established standards for behavior that affect the Company, and both employees and non-employee directors should comply with those standards. The Company’s Compliance Officer has the primary responsibility of overseeing the compliance of this Code of Business Conduct and Ethics. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Compliance Officer, or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, employees should report violations of laws, rules, regulations, this Code or other Company policies to appropriate personnel. Employees reporting such violations in good faith will not be subject to retaliation. Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide you. Specific Company policies and procedures provide details pertinent to many of the provisions of the Code. You are expected to be aware of, and to act in accordance with, both the Code and the Company’s other policies and procedures at all times. Many of these policies and procedures can be found at www.MGRC.com. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS; AMENDMENTS; INTERPRETATION

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing to the Compliance Officer. Approvals relating to executives officers, as such term is defined under the Securities Exchange Act of 1934 (“executive officers”), and directors must be obtained from the Company’s Board of Directors. In addition, approvals relating to executive officers that are also a Designated Executive must be obtained from the Audit Committee of the Company’s Board of Directors. All other approvals may be granted by the Compliance Officer. Employees may contact the Compliance Officer for additional information on obtaining approvals. Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining approval.

Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders. In some situations it may not be clear whether a provision of the Code is intended to apply to particular conduct. In such situations the Board of Directors and the Corporate Governance and Nominating Committee have full power and authority to interpret the Code in a manner that they believe reflects the intent of the Board, and no determination that the Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

CONFLICTS OF INTEREST

Conflicts of interest are strictly prohibited. A conflict of interest arises any time your personal interests or activities interfere with your ability to act in the best interests of the Company. Employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. Directors must discharge their fiduciary duties as directors of the Company. Designated Executives, executive officers and directors must disclose any potential conflict of interest to the Audit Committee, which shall make the determination whether a conflict of interest exists. Employees must disclose any potential conflicts of interest to the Compliance Officer, who will advise the employee whether or not the Company believes a conflict of interest exists. Any potential conflicts of interest involving your spouse, siblings, parents, in-laws, children, life partner or members of your household must also be disclosed.

Activities Outside the Company

Although McGrath has no interest in preventing employees from engaging in lawful activities during nonworking hours, employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company. For example, without approval by the Company, a McGrath employee generally may not:

•	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to McGrath;

•	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

•	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies;

•	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

•	serve on the Board of Directors of a public company or on the Customer Advisory Board or Technical Advisory Board of any for-profit enterprise.

Community Activities

McGrath encourages you to be actively involved in your communities through volunteer service to charitable, civic and public service organizations, and through participation in the political process and trade associations. Any decision to become involved is entirely personal and voluntary. Your personal community activities are done on your own time and with your own resources.

Directors and employees must make sure, however, that their service does not pose a perceived or actual conflict of interest with their employment or service with McGrath. This is particularly important before accepting any leadership position (such as membership on the board of a charitable or civic organization), before seeking or accepting political office and before soliciting a charitable contribution.

Service on Outside Boards of Directors or Standing Committees

Serving as a director of another for-profit corporation or as a member of a standing committee of a for-profit organization may create a conflict of interest. Employees must disclose such service to the Compliance Officer and obtain prior approval before serving on the board of another company, whether or not such company is a competitor of McGrath.

Competitor Relationships

Employees and directors must avoid even the appearance of a conflict of interest in their relationships with competitors. Without approval employees and directors may not:

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make or maintain a financial investment in more than 3% of the outstanding capital stock of a publicly traded competitor or $100,000 in any equity security or security convertible into equity of a competitor that is not publicly traded;

•	provide compensated or uncompensated services to a competitor, except for services rendered under a valid McGrath contract with the competitor;

•	disclose any Company proprietary information to a competitor, unless a nondisclosure agreement is in place; or

•	utilize for any unauthorized purposes or disclose to a competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier.

Corporate Opportunities & Resources

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, you may not use corporate property, information or position for personal gain. No employee or director may compete with the Company directly or indirectly except as permitted by Company policies.

All employees and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

Company resources may be used for minor personal uses so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

Indirect Interests and Relationships

A conflict of interest can also arise because of the business activities of your close relations. For example, an employee or director may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, customer or competitor.

An employee or director may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative. To protect the employee or director and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the Compliance Officer. If the individual is an executive officer or a director, such disclosure should be made to the Audit Committee of the Company’s Board of Directors.

BUSINESS RELATIONSHIPS

McGrath seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee and director must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees and should not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

Customer Relationships

Our customers are of the utmost importance to McGrath. McGrath employees should always treat customers and potential customers according to the highest standards of business conduct.

Moreover, the Company may be entrusted with property or valuable information belonging to customers, suppliers, the Company’s employees, or other persons. Without approval, you may not use for personal gain any property or valuable information provided to the Company by customers, suppliers, the Company’s employees, or other persons.

All employees must use the same care to protect any property or valuable information entrusted to the Company which belongs to customers, suppliers, the Company’s employees, or other persons, as must be used to protect the Company’s assets.

Employees may never use for any personal purpose any property or valuable information entrusted to the Company which belongs to customers, suppliers, the Company’s employees, or other persons.

It is McGrath’s policy to sell our products and services on their merits and to avoid making disparaging comments about the products and services of competitors unless they can be substantiated. Employees should be careful in commenting upon the character, financial condition, or potential legal or regulatory problems of competitors.

Employees should follow the following guidelines in selling our products and services:

•	sell on the strength of our Company and our products and services;

•	do not make claims about our products or services unless the claims can be made in good faith;

•	if a potential customer has a contract with a competitor, or has placed a firm order with a competitor, do not try to convince the customer to breach that contract or order; and

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to maintain the Company’s valuable reputation, compliance with its quality processes and safety requirements is essential. McGrath’s products and services must be designed and manufactured to meet its obligations to customers. All inspection and testing documents must be handled in accordance with all applicable requirements.

Suppliers

McGrath’s suppliers — companies and individuals that sell products and services to McGrath — are important to our business. McGrath employees should always treat suppliers and potential suppliers in accordance with the highest standards of business conduct.

Suppliers should be selected on the basis of objective criteria, such as value (quality for price), price, technical excellence, service reputation and production/service capacity.

Employees working with current suppliers should never intentionally interfere with a supplier’s contracts or business relations with a competitor of McGrath.

Individuals with procurement responsibility should review the sections of this Code concerning fair competition and should be familiar with applicable laws and Company policies.

Sales Agents, Representatives, Distributors, and Consultants

Sales representatives, agents, marketing consultants, distributors and other parties shall provide their services to McGrath pursuant to a written agreement and such agreement shall require that they adhere to McGrath’s policies and any applicable U.S. and foreign laws and regulations.

Contracts and Commitments

No employee may enter into any agreement binding McGrath without express authorization. The Company has instituted contract and signature approval policies which identify those individuals who have the authority to approve and sign certain contracts binding McGrath and its subsidiaries. If there are any questions about which employees have signature authority for a given contract, contact the Compliance Officer.

Employees involved in proposals, bid preparations or contract regulations should strive to ensure that all statements, communications, and representations to prospective customers are truthful and accurate.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what McGrath can do with another company and what McGrath can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

Gifts

Except as set out below, without approval by the Compliance Officer, employees must refrain from giving and receiving business-related gifts.

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No McGrath employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct.

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It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers.

•	Rules relating to U.S. and foreign government personnel are more stringent. See “Government Contracting” below.

•	No employee may accept a customer, vendor or supplier discount for themselves unless it is generally available to the public or is approved.

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While business courtesies are encouraged, you or someone from your immediate family may not receive gifts, services, perks, entertainment, or other items of more than token or nominal monetary value from the Company’s suppliers or customers. Moreover, such gifts are permitted only if they are not made or received on a regular or frequent basis.

McGrath employees may entertain socially friends or relatives doing business with McGrath provided that the entertainment is clearly not related to McGrath business. No expenses of such entertainment are reimbursable by McGrath.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Executive officers and directors may not receive loans from the Company, nor may the Company arrange for or guarantee any loan for these individuals. A loan from a financial institution in the ordinary course of business at normal interest rates prevailing at the time of borrowing is permissible.

Meals, Entertainment, and Travel

Employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which business is discussed and is provided as a normal part of business. The value of the activity must be reasonable and permissible under McGrath’s expense account procedures. Each employee should take care to insure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances. Rules relating to U.S. and foreign government personnel are more stringent. See “Government Contracting” below.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited.

•	You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with McGrath;

•	You may not solicit or accept a kickback or bribe, in any form, for any reason.

GOVERNMENT CONTRACTING

Detailed laws and regulations govern virtually every aspect of doing business with the U.S. federal, state and local government and their agencies. Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

McGrath employees should seek to adhere to the highest standards of honesty and integrity in their relations with government officials and employees. For example, employees should observe the following principles when bidding or performing government contracts:

•	Do not offer or provide meals, transportation, gifts or other consideration to government employees except as permitted under applicable law and Company policy.

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Obey the regulations governing current and post-government employee conflicts of interests. Obtain all appropriate government approvals prior to recruiting or hiring current or former government employees.

•	Obtain appropriate licenses prior to exporting or even discussing certain technologies with citizens of other countries.

•	Obey any requirements that may restrict access to source selection or competitive information.

McGrath employees who deal with government representatives are responsible for knowing and obeying the laws and regulations applicable to doing business with the U.S. federal, state or local government.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using McGrath funds or assets to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized by the Board or by the Chief Executive Officer. In addition, you may not make a political contribution on behalf of McGrath or its subsidiaries, or with the appearance that such contribution is being made on behalf of McGrath or its subsidiaries, unless expressly authorized by the Board or by the Chief Executive Officer. A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice. However, you will not be compensated or reimbursed by McGrath for any personal contributions.

Employees must obtain approval of the Compliance Officer or the Chief Financial Officer to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making. This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

All McGrath employees are responsible for the accuracy of their respective records, time sheets and reports. Accurate information is essential to McGrath’s ability to meet legal and regulatory obligations and to compete effectively. The records and books of account of McGrath shall meet the highest standards and accurately reflect the true nature of the transactions they record. Unless pursuant to specific guidance in accordance with McGrath’s normal document retention policy, destruction of any records, books of account or other documents is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with McGrath policies. You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose. Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose. No false or misleading entries may be made in the Company’s books or records for any reason. No disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents. All employees must comply with generally accepted accounting principles and the Company’s internal controls and financial accounting policies at all times.

GOVERNMENT INVESTIGATIONS

You must promptly notify the Compliance Officer of any government investigation or inquiries from government agencies concerning McGrath. You may not destroy any record, books of account, or other documents relating to McGrath except in accordance with the Company’s document retention policy. If you are aware of any government investigation or inquiry you may not destroy any record, books of account, or other documents relating to McGrath unless advised by the Compliance Officer that you may continue to follow McGrath’s normal document retention policy.

You must not obstruct the collection of information, data or records. The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information. You must not lie to government investigators or make misleading statements. You must not attempt to cause any employee to fail to provide accurate information to government investigators.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use for their personal benefit or the benefit of others, or share that information for stock trading purposes or for any other purpose, except when the use is primarily for the purpose of benefiting the Company in the conduct of its business.

Insider Trading

It is the policy of the Company that no director, officer or other employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer or other employee or consultant of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, hold or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company, the introduction of important products or major marketing changes). In addition, any information that could be expected to affect the stock price for the Company’s securities, whether it is positive or negative, should be considered material.

Non-public information is any information that has not been disclosed to the investing public. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. However, even after the Company has released information to the public, you should allow at least one (1) full business day (that is, days on which national stock exchanges and Nasdaq are open for trading) after dissemination thereof, for the investing public to absorb and evaluate the information before you trade in the Company’s securities.

Communications with the Media and the Financial Community

McGrath communicates with the press and with the financial community through official channels only and you should not communicate with the press or financial community unless you have been specifically authorized to do so. The Company provides accurate and timely information about its business, to investors, the media, and the general public. All inquiries received from financial analysts or the media concerning McGrath should be directed to the Chief Financial Officer. All legal inquiries concerning McGrath should be referred to the Compliance Officer. All inquiries regarding current or former employees of McGrath should be referred to the Human Resources Department.

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McGrath employees should not speak with or send information about the Company, including forwarding any internal e-mails or presentations, to the media or publicly disseminate it without the presence or consent of the Chief Financial Officer. In particular, communications posted on Internet “chat” rooms, web-blogs or similar sites may cause significant harm and create liability for employees and McGrath.

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If you are contacted by a reporter or editor, either in person, by phone or e-mail, requesting information, comment or an interview, you should take down their name, phone number and name of the publication or organization they represent, and forward it immediately to the Chief Financial Officer or designee. Upon review of the request, the Chief Financial Officer or designee will determine if it is in the best interest of McGrath to provide comment to the reporter and who the appointed spokesperson will be.

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Press releases are generated and distributed to the media whenever there is news about McGrath that it desires to communicate. The Chief Financial Officer will work in conjunction with appropriate executives and others to determine when and if a release will be released. Only a Company Executive Officer or such officer’s designee is authorized to issue press releases on behalf of the Company.

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McGrath will participate in customer and vendor press releases as long as there is a distinct and obvious benefit to McGrath. No promises should be made to any customer or vendor regarding McGrath’s commitment to issue, or participate in, an announcement or release, or the timing of such an announcement, without the prior approval of the Chief Financial Officer. Under applicable laws, McGrath may have an obligation to contemporaneously or promptly disclose any information disclosed to such persons to the public as well. Such communications must be communicated through the Chief Financial Officer.

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Under no circumstances should Company employees communicate with or share information about the Company with financial analysts, securities market professionals (such as brokers, investment advisors and sell-side and buy-side analysts), stockholders or other members of the financial community without the express prior approval of the Chief Financial Officer or Compliance Officer. Under applicable laws, McGrath may have an obligation to contemporaneously or promptly disclose any information disclosed to such person to the public as well. Such communication must be coordinated through the Chief Financial Officer.

Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its customers, suppliers, employees or other persons except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

The Company expects all of its employees to educate themselves about and be alert to threats to security of confidential information entrusted to the Company and its employees.

Confidential information within the Company’s possession falls into three general categories: (1) confidential proprietary information about the Company’s business including but not limited to trade secrets, other proprietary information, and information which may be patentable (“Proprietary Information”); (2) confidential information entrusted to the Company by third parties such as customers (including the U.S. government and its agencies), suppliers, or other third parties (“Third Party Information”); and (3) personally identifiable information received from employees, customers, suppliers, or other third parties (including but not limited to names, addresses, Social Security Numbers, background information, credit card or bank information, telephone or facsimile numbers, e-mail addresses and health information) (“Personal Information”) which if misused could result in identity theft, credit card fraud or other serious harm.

Third Party Information may include classified information received from the U.S. government which requires employees to obtain security clearances to handle such classified information. The U.S. government or other third parties may require that special procedures be followed with respect to classified or other Third Party Information.

Personal Information may be subject to protection under federal, state or local laws in the U.S., or under laws of other countries. No Personal Information may be transmitted from one country to another country without prior managerial approval. No Personal Information may be disposed of except pursuant to the Company’s approved methods of disposal.

Any employees with questions about how to appropriately handle or dispose of Proprietary, Third Party or Personal Information should immediately bring their questions to the attention of management before taking any action with respect to such Proprietary, Third Party or Personal Information.

TECHNOLOGY USE AND PRIVACY

McGrath provides various technology resources (including computers, telephones, software, copying machines, Internet access, email and voice mail) to authorized employees to assist them in performing their job duties for the Company. Each employee has the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies, increases productivity, enhances the Company’s public image and is respectful of other employees.

Authorization

Access to the Company’s technology resources is within the sole discretion of the Company and subject to Company policies. Generally, employees are given access to the Company’s various technologies consistent with their job functions. The Company reserves the right to limit such access by any means available to it, including revoking access altogether.

All information that is stored on or has passed through McGrath’s servers or other equipment, including but not limited to all e-mails, voicemails, records of Internet access, and documents created on any Company computer, is the exclusive property of McGrath.

Employee Privacy

Employees have no right or expectation of privacy with regard to their use of electronic resources or with regard to information that is stored on Company servers, that is received, created, sent, or accessed by the user, or to which the user is given access. Personal items, messages or information that you consider private should not be placed or kept anywhere in the McGrath workplace, such as in telephone systems, office systems, electronic files, desks, credenzas, lockers, or offices. McGrath management has the right to access those areas and any other McGrath furnished facilities. Additionally, in order to protect its employees and assets, McGrath may ask to search an employee’s personal property, including briefcases and bags, located on or being removed from McGrath locations; the employee is expected to cooperate with such a request. Employees, however, should not access another employee’s work space, including electronic files, without prior approval from management.

Prohibition Against Violating Copyright Laws

You may not use the Company’s technology resources to copy, retrieve, forward or send copyrighted materials unless you have the author’s permission or are accessing a single copy only for your own reference.

Violation of copyright laws is a potential financial and legal liability for both the Company and the offending employee.

Other Prohibited Uses

You may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses confidential or proprietary information of the Company or third parties on an unauthorized basis, or for personal gain.

OUR WORK ENVIRONMENT

Equal Opportunity

The diversity of the Company’s employees is a tremendous asset. McGrath is firmly committed to providing equal opportunity in all aspects of employment. It is McGrath’s policy to prohibit unlawful discrimination on the basis of race, color, religion, sex, pregnancy, age, national origin, disability, veteran status, sexual orientation, marital status or any other factor prohibited by law. This policy applies to all personnel actions, including recruiting, hiring, promotions, compensation, benefits, transfers, layoffs, and termination.

Policies Against Harassment

McGrath is committed to providing a work environment that is free from all forms of discrimination and conduct that can be considered harassing, coercive, or disruptive, including sexual harassment. Actions, words, jokes, comments, signs, epithets, slurs, pictures, posters, e-mail jokes, faxes, pranks, intimidation, physical contact or violence based on an individual’s sex, race, color, national origin, age, religion, disability, sexual orientation, marital status, pregnancy, veteran status, or any other legally protected factor will not be tolerated and are prohibited by this policy. Harassment may include conduct which is not directed at a particular individual, but which occurs in his or her presence. Inappropriate material transmitted electronically by e-mail or the Internet also constitutes prohibited harassment and will not be tolerated by McGrath.

This policy prohibits any form of harassment of employees by managers, supervisors or co-workers, both in the workplace and off the premises, including at social activities conducted or sponsored by McGrath. Similarly, McGrath will not tolerate harassment, including sexual harassment, of its employees by non-employees with whom McGrath employees have a business, service, or professional relationship.

Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

ENVIRONMENTAL

McGrath must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable laws and regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Policy Prohibiting Unlawful Retaliation or Discrimination

McGrath is committed to complying with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting complaints or participating in investigations regarding the Company’s accounting practices, internal accounting controls, or corporate fraud or other violations by the Company or its agents of federal or state law.

No employee will be subject to disciplinary or retaliatory action by the Company as a result of the employee’s:

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Providing information or otherwise assisting a federal regulatory or law enforcement agency, any Member or committee of Congress, or any supervisor in an investigation regarding any conduct that the employee reasonably believes violates federal laws relating to securities fraud, any rule or regulation of the Securities and Exchange Commission, or any federal law relating to fraud against shareholders.

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Filing, testifying, participating in, or otherwise assisting in any proceeding relating to an alleged violation of federal laws relating to securities fraud, any rule or regulation of the Securities and Exchange Commission, or any federal law relating to fraud against shareholders.

However, employees who file reports or provide evidence that they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by this policy and may be subject to disciplinary action, including the termination of their employment. In addition, except to the extent required by law, the Company does not intend this policy to protect employees who violate the confidentiality of any applicable lawyer-client or physician-patient privilege to which the Company or its agents may be entitled or who violate their confidentiality obligations with regard to the Company’s trade secret information.

Reporting Procedures and Other Inquiries

Any employee having knowledge of an actual or possible violation by McGrath or its employees of federal or state law or regulation, the provisions of this Code, or other policies of the Company is obligated to promptly report the matter to his or her immediate supervisor or to the Compliance Officer.

In addition, an employee may submit complaints, concerns and information regarding the matters described in this Code anonymously by sending an email to the Human Resources Manager in the Company’s principal executive office.

Employees with information relating to questionable accounting or auditing matters may also confidentially, and anonymously if they desire, submit the information in writing to the Company’s Audit Committee at www.openboard.info/mgrc/.

All conversations, calls and reports made in good faith will be taken seriously. When reporting a violation, employees will be asked to provide the time, location, names of the people involved, and other details so that the Company can investigate. McGrath prohibits retaliation or retribution against any person who in good faith reports an ethical concern. However, anyone who uses the Code or any compliance program to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

Employees who believe that they have been subjected to any conduct that violates this policy may file a complaint using the procedures outlined above. Any employee who unlawfully discriminates or retaliates against any employee as a result of his or her protected actions as described in this policy may be subject to corrective action, including immediate termination.

Questions regarding the policies in this Code and applications for waivers of this Code may be directed to the Compliance Officer, or in the Compliance Officer’s absence, the Chief Financial Officer. Managers and Supervisors shall provide timely advice and guidance to employees on ethics and compliance concerns and are expected to take a leadership role in promoting ethical business conduct.

This document is not an employment contract between McGrath and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify your existing obligation for proper conduct. The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Each employee is responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work. The most current version of this document can be found at the Company’s website at www.mgrc.com.